AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 ("Amendment") to that certain Employment Agreement, dated August 28, 2008 (collectively, "Agreement"), by and between NexCen Brands, Inc. (the "Company") and Sue Nam ("Executive" or "you"), is made on ~~June~~ July 15, 2008 (the "Effective Date").

WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects; and

WHEREAS, the compensation committee of the Company's Board of Directors has reviewed and approved this Amendment and the changes to the Agreement that it will effect.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

Section 1. Amendments. The Agreement shall be amended as follows:

A. Section 1.3 (b) shall be deleted in its entirety and replaced with the following:

(b) Retention Bonus.

(i) Retention Cash Bonus. Subject to the Executive's continued employment with the Company from the Effective Date hereof to the end of each successive 3-month period following May 15, 2008 through May 15, 2009 (the "Payment Dates"), Executive shall be entitled to receive payment of $29,000 ("Retention Cash Bonus") at each successive Payment Date. For the avoidance of confusion and for illustration purposes only, the Executive would be entitled to receive the Retention Cash Bonus on August 15, 2008, November 15, 2008, February 14, 2009, and May 15, 2009 so long as the Executive has maintained continuous employment with the Company through each of those successive Payment Dates. The Company shall pay such Retention Cash Bonus to the Employee in accordance with the general payroll practices of the Company. Notwithstanding the foregoing, in the event of the Executive's termination by the Company without Cause, the Executive's resignation with Good Reason or upon a Change of Control (as defined below), the Executive shall be entitled to be paid an amount of Retention Cash Bonus that is prorated based on the number of days from the last Payment Date on which the Executive was employed with the Company through the date of separation from the Company.

(ii) Retention Option Grant. The Executive shall be granted options to purchase a total of 100,000 shares of the Company's common stock (the "Retention Stock Options") on or about the Effective Date. These Retention Stock Options shall have an exercise price equal to the fair market value of the Company's common stock on the date of the compensation committee's grant and a term of 10 years.

The Retention Stock Options shall be granted pursuant to and be subject to the terms of the 2006 Long Term Equity Incentive Plan (the "Plan") and customary grant agreements reflecting the terms hereof. The Retention Stock Options shall vest in equal tranches over four quarters, subject to the Executive's continued employment with the Company on each vesting date; provided that in the event of the Executive's termination by the Company without Cause, the Executive's resignation with Good Reason or upon a Change of Control (as defined in the Plan), the Executive shall immediately be fully vested in all of the Retention Stock Options. In addition, the Retention Stock Options shall be exercisable for a period of twelve-months following Executive's termination by the Company without Cause, the Executive's resignation with Good Reason or upon a Change of Control. Except as provided in the preceding sentence, any unvested stock options shall be forfeited upon termination of Executive's employment. In the event that the Company elects from time to time during the Employment Period to award to its senior management or executives, generally, options to purchase shares of the Company's stock pursuant to any stock option plan or similar program, the Executive shall be entitled to participate in any such stock option plan or similar program on a basis consistent with the participation of other senior management or executives of the Company and subject to this Section 1.3(i).

B. Section 1.4(b)(2) shall be deleted in its entirety replaced with the following:

(b) <u>Severance Upon Termination Without Cause, Upon Resignation by the Executive For Good Reason or Failure to Renew Term</u>. If the Employment Period is terminated by the Company without Cause or if the Executive resigns for Good Reason, then the Executive will be entitled to receive (1) any unpaid Base Salary through and including the date of termination or resignation and any other amounts, including any declared but unpaid Annual Bonus, or other entitlements then due and owing to the Executive as of the Termination Date; (2) an amount equal to the Executive's Base Salary (at the rate in effect on the date the Executive's employment is terminated) for a twelve-month period following the Executive's termination of employment as described in this Section 1.4(b), payable in (A) substantially equal installments over the lesser of (i) a six-month period immediately following such termination, or (ii) such shorter period that is the longest period permissible in order for the payments not to be considered *"nonqualified deferred compensation"* under Section 409A of the Code or any regulations, rulings or other regulatory guidance issued thereunder, or, if such payment terms would not satisfy the requirements of Section 409A of the Code and the regulations, rulings and other regulatory guidance issued thereunder, or (B) a lump sum on the date that is six months following the Executive's *"separation from service"* (within the meaning of Section 409A of the Code) occurring in connection with such termination and (3) continue to participate in the Company's group medical plan on the same basis as he previously participated <u>or</u> receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a twelve month period following the Executive's termination of employment; *provided*

that if the Executive is provided with health insurance coverage by a successor employer, any such coverage by the Company shall cease.

If the Company fails to renew the Term (in which case termination of the Executive's employment shall be effective at the expiration of the then-current Term) or if the Employment Period is terminated by the Company without Cause or if the Executive resigns for Good Reason during any renewal term, then the Executive will be entitled to receive (1) any unpaid Base Salary through and including the date of termination or resignation and any other amounts, including any declared but unpaid Annual Bonus, or other entitlements then due and owing to the Executive as of the Termination Date; (2) an amount equal to the Executive's Base Salary (at the rate in effect on the date the Executive's employment is terminated) for a six-month period following the Executive's termination of employment as described in this Section 1.4(b), payable in (A) substantially equal installments over the lesser of (i) a six-month period immediately following such termination, or (ii) such shorter period that is the longest period permissible in order for the payments not to be considered *"nonqualified deferred compensation"* under Section 409A of the Code or any regulations, rulings or other regulatory guidance issued thereunder, or, if such payment terms would not satisfy the requirements of Section 409A of the Code and the regulations, rulings and other regulatory guidance issued thereunder, or (B) a lump sum on the date that is six months following the Executive's *"separation from service"* (within the meaning of Section 409A of the Code) occurring in connection with such termination and (3) continue to participate in the Company's group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a six month period following the Executive's termination of employment; *provided* that if the Executive is provided with health insurance coverage by a successor employer, any such coverage by the Company shall cease (each of (1), (2) and (3) referred to above as the "*Severance Payment*").

The Executive also shall be entitled to receive payment for all reimbursable expenses or other entitlements then due and owing to the Executive as of the Termination Date. If the Executive breaches his obligations under Section 1.6, 1.7, 1.8 or 1.9 of this Agreement, the Company's obligation to make any Severance Payments and provide any Benefits shall cease as of the date of such breach; provided, that if the Executive cures such breach within 10 days of receiving written notice from the Company of such breach (which notice the Company shall provide promptly to the Executive after learning of such breach), the Company shall promptly pay all Severance Payments not made during such period of dispute and resume making Severance Payments and providing Benefits promptly following such cure.

C. Section 1.4(c) shall be amended by deleting the phrase "(ii) the annual bonus paid to Executive pursuant to Section 1.3(b) in the year prior to such Change of Control" and

replacing it with "(ii) the annual bonus paid to Executive, pursuant to Section 1.3(c) and the Retention Cash Bonus paid to Executive pursuant to Section 1.3(b), in each case, in the twelve-month period prior to such Change of Control" (change underscored). Section 1.4(c) shall further be amended by deleting its last sentence, so that Section 1.4(c) reads in its entirety:

(c) Severance upon a Change of Control. Anything contained herein to the contrary notwithstanding, in the event the Executive's employment hereunder is terminated within twelve (12) months following a Change in Control (as defined in the Plan) by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to receive the Severance Payment as described in subsection (b) above; provided, however, that in lieu of the calculation contained in Section 1.4(b)(2), Executive shall be entitled to receive an amount equal to $100 less than the sum of (i) the Executive's Base Salary (at the rate in effect on the date of termination) and (ii) the annual bonus paid to Executive, pursuant to Section 1.3(c) and the Retention Cash Bonus paid to Executive pursuant to Section 1.3(b), in each case, in the twelve-month period prior to such Change of Control, if any; provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of an "excess parachute payment." The determination of the amount of the payment described in this subsection shall be made by the Company's independent auditors at the sole expense of the Company. For purposes of clarification, the value of any options described above will be determined by the Company's independent auditors using a Black-Scholes valuation methodology.

Section 2. Effect of Amendment. Except as set forth in Section 1 of this Amendment, the provisions of the Agreement shall not be amended or altered by this Amendment and shall continue in full force and effect.

Section 3. Miscellaneous. This Amendment shall be governed by the internal laws of the State of New York. This Amendment may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all counterparts taken together shall constitute one and the same instrument. This Amendment and the Agreement (as amended hereby) constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and any and all prior agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, except for the Agreement (as amended hereby), are superceded by this Amendment. Any provision of this Amendment which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rending unenforceable the remaining provisions

hereof, and any invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned parties on the Effective Date.

COMPANY:

NEXCEN BRANDS, INC.

By: ____________________
Name: KENNETH J. Hall
Title:: EVP, CFO + Treasurer

EXECUTIVE:

____
Sue Nam